Exhibit 99.1

Knology Announces Closing of Sunflower Acquisition

WEST POINT, Ga.--(BUSINESS WIRE)--October 15, 2010--Knology, Inc. (Nasdaq: KNOL) today closed its previously-announced acquisition of Sunflower Broadband (“Sunflower”), a provider of video, voice and data services to residential and business customers in Douglas County, Lawrence, Kansas and the surrounding area for $165 million cash.

In connection with the acquisition, Knology has entered into a $770 million first lien credit facility with proceeds used to partially fund the acquisition purchase price, refinance the company’s existing credit facility, and pay related transaction costs. Knology also used approximately $48 million of cash on hand to partially fund the transaction. The new $770 million credit agreement includes a $50 million revolving credit facility, a $175 million term A loan and a $545 million term B loan. The revolving credit facility is not being used in connection with the acquisition or refinancing. The term A loan bears interest at LIBOR plus 4% and has a term of five years with annual amortization of $8.8 million, $8.8 million, $17.5 million and $26.3 million in 2012, 2013, 2014 and 2015, respectively, with the balance due at maturity. The term B loan bears interest at LIBOR plus 4%, with a LIBOR floor of 1.5%, and has a term of six years with 1% principal amortization annually with the balance due at maturity.

“This is an exciting transaction for our company,” said Rodger L. Johnson, Chairman and Chief Executive Officer of Knology, Inc. “Sunflower is a very successful, customer-focused business that will expand Knology’s footprint and add meaningful scale to our existing operations. We welcome the Sunflower team to Knology and are excited about our future together.”

M. Todd Holt, Knology’s President and Chief Financial Officer, added, “Sunflower has achieved excellent customer penetration and attractive EBITDA and free cash flow results, and this acquisition complements our continued focus on organic growth, including the high ROI edge-out investments. We were able to successfully access the credit markets to fund the transaction and refinance our debt in a manner that allows us significant flexibility to continue to grow our business and extend our maturities. In addition, we used some cash on the balance sheet to partially fund the transaction in order to maintain manageable leverage and a solid free cash flow profile, while at the same time keeping our liquidity position very strong.”

Credit Suisse and SunTrust Robinson Humphrey acted as Joint Lead Arrangers and Joint Book Runners for the credit facility. SunTrust Robinson Humphrey acted as financial advisor to Knology with the respect to the acquisition of Sunflower and RBC Daniels acted as financial advisor to Sunflower.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast and in the upper Midwest and Kansas regions. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2009, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

CONTACT:
Knology, Inc.
M. Todd Holt
President and Chief Financial Officer
706-645-8752
todd.holt@knology.com